Filed Pursuant to Rule 433

Registration No. 333-181519

February 28, 2013

FirstEnergy Corp.

Pricing Term Sheet

2.75% Notes, Series A, due 2018

Issuer:	FirstEnergy Corp.

Issue Format:	SEC registered

Anticipated Ratings:	Baa3 / BB+ / BBB- (Moody’s / S&P / Fitch)

Principal Amount:	$650,000,000

Security Type:	2.75% Notes, Series A, due 2018

Trade Date:	February 28, 2013

Settlement Date:	March 5, 2013; T+3

Maturity Date:	March 15, 2018

Interest Payment Dates:	Semi-annual payments in arrears on March 15 and September 15 of each year, beginning on September 15, 2013

Optional Redemption:	Make-whole call at T+30 bps

Reference Benchmark:	0.875% due January 31, 2018

Benchmark Yield:	0.752%

Reoffer Spread:	+200 bps

Reoffer Yield:	2.752%

Coupon:	2.75%

Price to Public:	99.990% of principal amount

Net Proceeds (%):	99.390%

Net Proceeds ($):	$646,035,000

CUSIP:	337932 AE7

ISIN:	US337932AE78

Joint-Bookrunners:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co. PNC Capital Markets LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc.

Co-managers:	CIBC World Markets Corp. Credit Agricole Securities (USA) Inc. The Huntington Investment Company Mizuho Securities USA Inc.

Pro Forma Ratio of Earnings

to Fixed Charges for the Year

Ended December 31, 2012:                                                                             1.87

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from J.P. Morgan Securities LLC by calling collect at 1-212-834-4533, Morgan Stanley & Co. LLC by calling toll-free at 1-866-718-1649 or RBS Securities Inc. by calling toll-free at 1-866-884-2071.

FirstEnergy Corp.

Pricing Term Sheet

4.25% Notes, Series B, due 2023

Issuer:	FirstEnergy Corp.

Issue Format:	SEC registered

Anticipated Ratings:	Baa3 / BB+ / BBB- (Moody’s / S&P / Fitch)

Principal Amount:	$850,000,000

Security Type:	4.25% Notes, Series B, due 2023

Trade Date:	February 28, 2013

Settlement Date:	March 5, 2013; T+3

Maturity Date:	March 15, 2023

Interest Payment Dates:	Semi-annual payments in arrears on March 15 and September 15 of each year, beginning on September 15, 2013

Optional Redemption:	Make-whole call at T+40 bps

Reference Benchmark:	2.00% due February 15, 2023

Benchmark Yield:	1.884%

Reoffer Spread:	+237.5 bps

Reoffer Yield:	4.259%

Coupon:	4.25%

Price to Public:	99.926% of principal amount

Net Proceeds (%):	99.276%

Net Proceeds ($):	$843,846,000

CUSIP:	337932 AF4

ISIN:	US337932AF44

Joint-Bookrunners:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co. PNC Capital Markets LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc.

Co-managers:	CIBC World Markets Corp. Credit Agricole Securities (USA) Inc. The Huntington Investment Company Mizuho Securities USA Inc.

Pro Forma Ratio of Earnings

to Fixed Charges for the Year

Ended December 31, 2012:                                                                         1.87

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from J.P. Morgan Securities LLC by calling collect at 1-212-834-4533, Morgan Stanley & Co. LLC by calling toll-free at 1-866-718-1649 or RBS Securities Inc. by calling toll-free at 1-866-884-2071.